Rebecca Babb

Lisa D. Epperly

(Licensed in NC, SC & FL)

(Licensed in NC)

_________________________________________

____________________________________________________________________________

January 13, 2015

Board of Directors

202 Osmanthus Way

Canton, GA  30114

Ladies and Gentlemen:

We have acted as special counsel to Blue Water Global Group, Inc., a Nevada corporation

(“Company”), in connection with the filing by the Company of a Registration Statement on Form

S-1 (“Registration Statement”), with the Securities and Exchange Commission pursuant to Rule

462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to up to

$210,000 of shares (“Shares”) of the Company’s common stock, $0.001 par value (“Common

Stock”).

As the special counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and when issued will be validly issued, fully paid, and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

With kindest regards, I am,

Very truly yours,

/s/ Lisa D. Epperly
Lisa D. Epperly

Managing Partner

(252) 916-8052 Cell

(503) 907-8052 Fax

LEpperly@BabbEpperly.com

Post Office Box 38151 | Charlotte, North Carolina 28278 | tel 252-916-8052 | fax 503-907-8052